As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-172508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	8731	35-1345024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Kent Avenue
West Lafayette, Indiana 47906
Phone: (765) 463-4527

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Cox
Vice President-Finance, Chief Financial and Administrative Officer and Treasurer
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Phone: (765) 463-4527

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Stephen J. Hackman, Esq. Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 Phone: (317) 236-2289

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☒ 333-172508

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer          Accelerated filer           Non-accelerated filer  (Do not check if a smaller reporting company)Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (333-172508) is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the "Securities Act"), solely to add exhibits not previously filed with respect to such Registration Statement and to remove the Placement Agency Agreement filed as Exhibit 1.1 and re-designate it as Exhibit 10.29.  Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part II Item 16(a) of the Registration Statement on Form S-1 setting forth the exhibits to the Registration Statement.  This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement.  Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission.  The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended December 31, 1997, SEC file number 000-23357).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K for the fiscal year ended September 30, 2009).
4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on form S-1, Registration No. 333-36429).
4.2†	Form of Warrant
4.3†	Certificate of Designation of Preferences, Rights, and Limitations of Convertible Preferred Shares
4.4†	Specimen Certificate for 6% Series A Convertible Preferred Shares
5.1	Opinion of Ice Miller LLP
10.1	Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank dated December 18, 2007 (incorporated by reference to Exhibit 10.7 of Form 10-K for the fiscal year ended September 30, 2007).
10.2
Form of Grant of non-qualified stock options dated April 1, 2004 to Michael R. Cox (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2004, SEC file number 000-23357).

10.3
Agreement for Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited, Abbey (Deer) Park Management Limited and Pettifer Estates Limited, dated October 11, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed October 17, 2007).

10.4	Form of Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited and Pettifer Estates Limited (incorporated by reference to Exhibit 10.2 to Form 8-K filed October 17, 2007).
10.5	Employment Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 13, 2007).
10.6
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 13, 2007).

10.7
Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Appendix A to the Revised Definitive Proxy Statement filed February 5, 2008, SEC File No. 000-23357).

10.8	Form of Bioanalytical Systems, Inc. 2008 Employee Incentive Stock Option Agreement (*) (incorporated by reference to Exhibit 10.31 to Form 10-K for the fiscal year ended September 30, 2008).
10.9	Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 14, 2008).
10.10
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.36 to Form 10-K for the fiscal year ended September 30, 2008).

10.11
Temporary amendment to Loan Covenant between Bioanalytical Systems, Inc. and Regions Bank, dated May 18, 2009 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2009).

10.12
Third amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, dated January 13, 2010 (incorporated by reference to Exhibit 10.34 to Form 10-K for the fiscal year ended September 30, 2009).

10.13
Loan and Security Agreement by and between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, executed January 13, 2010 (incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended September 30, 2009).

10.14
Master Lease Agreement, by Bioanalytical Systems, Inc. and Forum Financial Services, dated January 22, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.15
Amended and Restated Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.16
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.7 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.17
Amendment to Employment Agreement between Michael R. Cox and Bioanalytical Systems Inc., dated April 15, 2010 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.18
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems Inc. dated April 15, 2010 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.19	Promissory Note between Bioanalytical Systems, Inc. and Algorithme Holding Inc. dated April 30, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed May 3, 2010).
10.20
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated May 12, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.21
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated May 13, 2010 (incorporated by reference to Exhibit 10.9 to Form 10-Q for the fiscal quarter ended March 31, 2010).

10.22
Employment Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.22 to Form 10-K for the fiscal year ended September 30, 2010).

10.23
Non-Qualified Employee Stock Option Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.23 to Form 10-K for the fiscal year ended September 30, 2010).

10.24	Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, executed November 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed December 2, 2010).
10.25
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated December 23, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed December 30, 2010).

10.26
Amendment to the Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, as amended on December 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed January 5, 2011).

10.27†	Securities Purchase Agreement between Bioanalytical Systems, Inc. and certain purchasers, dated May 5, 2011.
10.28	Fifth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank on February 22, 2011 (incorporated by reference to Exhibit 10.1 for Form 8-K filed February 24, 2011).
10.29†	Form of Placement Agency Agreement between Bioanalytical Systems, Inc. and Ladenburg Thalmann & Co. Inc.
21.1	Subsidiaries of Bioanalytical Systems, Inc. (incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended September 30, 2010).
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Ice Miller LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (see signature page)

†    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on May 6, 2011.

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Michael R. Cox
Michael R. Cox
Vice President-Finance, Chief Financial and Administrative Officer and Treasurer

KNOWN ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Anthony S. Chilton, Ph.D. and Michael R. Cox, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony S. Chilton, Ph.D.*	President and Chief Executive Officer (principal	May 6, 2011
Anthony S. Chilton, Ph.D.	executive officer)

/s/ Michael R. Cox	Vice President-Finance, Chief Financial and	May 6, 2011
Michael R. Cox	Administrative Officer and Treasurer (principal
financial and accounting officer)

/s/ John B. Landis, Ph.D.*	Director	May 6, 2011
John B. Landis, Ph.D.

/s/ Larry S. Boulet*	Director	May 6, 2011
Larry S. Boulet

/s/ David W. Crabb, M.D.*	Director	May 6, 2011
David W. Crabb, M.D.

/s/ David L. Omachinski*	Director	May 6, 2011
David L. Omachinski

/s/ A. Charlene Sullivan, Ph.D.*	Director	May 6, 2011
A. Charlene Sullivan, Ph.D.

*By: /s/ Michael R. Cox
Michael R. Cox, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended December 31, 1997, SEC file number 000-23357).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K for the fiscal year ended September 30, 2009).
4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on form S-1, Registration No. 333-36429).
4.2†	Form of Warrant
4.3†	Certificate of Designation of Preferences, Rights, and Limitations of Convertible Preferred Shares
4.4†	Specimen Certificate for 6% Series A Convertible Preferred Shares
5.1	Opinion of Ice Miller LLP
10.1	Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank dated December 18, 2007 (incorporated by reference to Exhibit 10.7 of Form 10-K for the fiscal year ended September 30, 2007).
10.2
Form of Grant of non-qualified stock options dated April 1, 2004 to Michael R. Cox (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2004, SEC file number 000-23357).

10.3
Agreement for Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited, Abbey (Deer) Park Management Limited and Pettifer Estates Limited, dated October 11, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed October 17, 2007).

10.4	Form of Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited and Pettifer Estates Limited (incorporated by reference to Exhibit 10.2 to Form 8-K filed October 17, 2007).
10.5	Employment Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 13, 2007).
10.6
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 13, 2007).

10.7
Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Appendix A to the Revised Definitive Proxy Statement filed February 5, 2008, SEC File No. 000-23357).

10.8	Form of Bioanalytical Systems, Inc. 2008 Employee Incentive Stock Option Agreement (*) (incorporated by reference to Exhibit 10.31 to Form 10-K for the fiscal year ended September 30, 2008).
10.9	Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 14, 2008).
10.10
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.36 to Form 10-K for the fiscal year ended September 30, 2008).

10.11
Temporary amendment to Loan Covenant between Bioanalytical Systems, Inc. and Regions Bank, dated May 18, 2009 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2009).

10.12
Third amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, dated January 13, 2010 (incorporated by reference to Exhibit 10.34 to Form 10-K for the fiscal year ended September 30, 2009).

10.13
Loan and Security Agreement by and between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, executed January 13, 2010 (incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended September 30, 2009).

10.14
Master Lease Agreement, by Bioanalytical Systems, Inc. and Forum Financial Services, dated January 22, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.15
Amended and Restated Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.16
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.7 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.17
Amendment to Employment Agreement between Michael R. Cox and Bioanalytical Systems Inc., dated April 15, 2010 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.18
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems Inc. dated April 15, 2010 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.19	Promissory Note between Bioanalytical Systems, Inc. and Algorithme Holding Inc. dated April 30, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed May 3, 2010).
10.20
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated May 12, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.21
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated May 13, 2010 (incorporated by reference to Exhibit 10.9 to Form 10-Q for the fiscal quarter ended March 31, 2010).

E-1

10.22
Employment Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.22 to Form 10-K for the fiscal year ended September 30, 2010).

10.23
Non-Qualified Employee Stock Option Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.23 to Form 10-K for the fiscal year ended September 30, 2010).

10.24	Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, executed November 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed December 2, 2010).
10.25
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated December 23, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed December 30, 2010).

10.26
Amendment to the Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, as amended on December 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed January 5, 2011).

10.27†	Securities Purchase Agreement between Bioanalytical Systems, Inc. and certain purchasers, dated May 5, 2011.
10.28	Fifth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank on February 22, 2011 (incorporated by reference to Exhibit 10.1 for Form 8-K filed February 24, 2011).
10.29†	Form of Placement Agency Agreement between Bioanalytical Systems, Inc. and Ladenburg Thalmann & Co. Inc.
21.1	Subsidiaries of Bioanalytical Systems, Inc. (incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended September 30, 2010).
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Ice Miller LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (see signature page)

†    Filed herewith.

E-2